Exhibit 99.1

For Immediate Release Tuesday, September 12, 2006

CYBERONICS RECEIVES SECOND STAFF DETERMINATION LETTER

HOUSTON, Texas, September 12, 2006 — Cyberonics, Inc. (NASDAQ:CYBX) today announced that it received a second Staff Determination Letter from the NASDAQ Stock Market Inc. on September 8, 2006.

As previously announced on August 1, 2006, as a result of the delay in filing its Annual Report on Form 10-K for its fiscal year ended April 28, 2006, Cyberonics received a Staff Determination Letter from NASDAQ dated July 31, 2006. The Staff Determination Letter indicated that Cyberonics was not in compliance with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities were, therefore, subject to delisting from The NASDAQ Global Market.

On August 3, 2006, Cyberonics requested a hearing before a NASDAQ Listing Qualifications Panel (“NASDAQ Panel”) to review the NASDAQ Staff’s determination. On August 4, 2006, Cyberonics received formal notice from NASDAQ that the delisting action had been stayed pending a written decision from the NASDAQ Panel and that the NASDAQ Panel would review the NASDAQ Staff’s determination at a hearing on September 14, 2006.

The second Staff Determination Letter, received September 8, 2006, indicated that Cyberonics also fails to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing its Quarterly Report on Form 10-Q for its fiscal quarter ended July 28, 2006 (the “Quarterly Report”) and that its securities are, therefore, subject to delisting from The NASDAQ Global Market. This second letter advises Cyberonics to address the delay in filing the Quarterly Report at the September 14, 2006 NASDAQ Panel hearing, and Cyberonics does intend to address this delay at the NASDAQ Panel hearing. As previously advised, however, there can be no assurance that the NASDAQ Panel will grant Cyberonics’ request for continued listing.

ABOUT CYBERONICS
Information on Cyberonics, Inc. is available at www.cyberonics.com.

CONTACT INFORMATION:

Investor Relations Contact:	Financial Media Contact:

Investor Relations Cyberonics, Inc. 100 Cyberonics Blvd. Houston, TX 77058 Main: (281) 228-2762/Fax: (281) 218-9332 ir@cyberonics.com	Joele Frank Joele Frank, Wilkinson Brimmer Katcher 140 East 45th Street, 37th Floor New York, NY 10017 Main: (212) 355-4449/Fax: (212) 355-4554 jfrank@joelefrank.com